EXHIBIT 99.1

IA GLOBAL ANNOUNCES ACQUISITION OF JAPANESE COMPANY, EXPECTS TO INCREASE STOCKHOLDER’S EQUITY ABOVE $6,000,000

BURLINGAME, CA April 25, 2005/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) announced today it has signed a Share Exchange Agreement (“Agreement”) to acquire Global Hotline Co Ltd. (“GHI”), a privately held Japanese company, on April 20, 2005. The transaction is structured as a share exchange in which IAO will issue 15,000,000 shares of its common stock in exchange for 100% of GHI’s equity. The IAO common stock had a value of $.207 per share, which was the average close price during the twenty days prior to the signing of the Agreement, or an aggregate value of $3,100,000.

GHI was established September 7, 2004 as a call center operator and reseller of telephone and broadband lines in Japan. The Japanese telecommunications market is experiencing significant growth in alternative carriers due to recent regulatory changes that now permit individuals and companies to choose their telephone service provider.

GHI has two contracts with a significant Japanese telecommunications company. The first contract covers the period October 1, 2004 thru September 30, 2005 and requires GHI to sell subscriber lines based on agreed monthly targets. GHI expects to be paid 841,000,000 Yen or $7,900,000, at current exchange rates under this contract. The second contract covers the period March 16, 2005 through March 31, 2006 and requires GHI to sell subscriber lines based on agreed monthly targets. GHI expects to be paid 2,925,000,000 Yen or $27,300,000, at current exchange rates under this contract. Should the targets not be achieved on a quarterly basis, then GHI will be required to refund portions of the revenue to the customer. GHI has outsourced the call center operation for the first contract with similar penalties to protect the revenues and profits. GHI has a call center operation and is establishing a second call center operation to support the second contract.

IA Global Inc. is acquiring its 100% ownership from Mr. Hideki Anan (67%), Mr. Kyo Nagae (10%) and Mr. Hiroki Isobe (23%). Mr. Anan, who will remain as CEO of GHI, is an experienced Japanese telecommunications executive. Mr. Isobe is the business partner of our CEO and is affiliated with our majority shareholders. In addition, Inter Asset Japan Co Ltd, a related party, has loaned GHI approximately $600,000, at current exchange rates, and guarantees the rent on the two GHI offices. This acquisition is expected to close on May 31, 2005 and is subject to the completion of due diligence.

The company’s CEO, Alan Margerison, said, “We are extremely pleased to announce this acquisition. GHI is a key component in our acquisition program. We expect this acquisition to increase our stockholder’s equity by $3,100,000 to above $6,000,000 and help us maintain our AMEX listing. This acquisition further expands our Japanese operations and provides substantial additional revenue. We expect GHI to contribute $20,000,000 to $23,000,000 in sales during 2005 and $30,000,000 to $33,000,000 in sales through March 31, 2006. We expect GHI to be profitable on a stand-alone basis starting in quarter three of 2005 and help IA Global to achieve our goal of being profitable for 2005.”

According to Mr. Hideki Anan, Chief Executive Officer of GHI, “Teaming up with IA Global is a great opportunity for us. We are proud to be associated with an AMEX-listed company.”

There is no guarantee the above transaction will close. Further, we continue to work with AMEX to maintain our listing. There is no guarantee that the company will be successful in maintaining its AMEX listing.

About IA Global Inc.

IA Global, Inc. is a public holding company focused on acquiring Japanese and US companies that operate in the entertainment, media and technology areas. We hold a 60.5% equity interest in Rex Tokyo Ltd., a supplier and maintenance contractor of parts to the Pachinko and slot machine gaming industry in Japan. Rex Tokyo is a supplier and fitter of installations for both new Pachinko parlors and stores that are carrying out re-fittings. It also supplies items such as automatic medal dispensing machines, automatic cigarette butt disposal systems, lighting systems and Pachinko ball sand other Pachinko accessory products as well as numerous new Pachinko slot machines. Through our 67% equity interest in Fan Club Entertainment Ltd., we are a creative design studio focused on web and traditional print media, including providing services to the official Fan Club in Japan for Marvel Entertainment Inc. and Marvel Characters Inc.

For further information, contact:

Mark Scott

CFO

IA Global Inc.

533 Airport Blvd. Suite 400

Burlingame CA. 94010

Phone:650-685-2402

Fax: 650-685-2404

Email: scott@iaglobalinc.com

WebSite: www.iaglobalinc.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Specifically, the statements in this press release concerning 2005 and 2006 revenues and 2005 profitability are forward-looking statements. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.”